Exhibit 99.1

Bank of South Carolina Corporation
P.O. Box 538
Charleston, SC 29402

CONTACT:	William L. Hiott, Jr.
TELEPHONE:	(843) 724-1500
DATE:	July 15, 2009

 FOR USE: IMMEDIATE

NEWS RELEASE

FOR IMMEDIATE RELEASE

Bank of South Carolina Corporation Announces Second Quarter Earnings

Charleston, SC – The Bank of South Carolina Corporation (Nasdaq: BKSC), announced that second quarter 2009 earnings of $687,461 increased 2.25% over second quarter 2008 earnings of $672,323.  The Company had earnings of $1,462,363 or $.37 per share for the six months ended June 30, 2009, compared to $1,443,363 or $.36 per share over 2008. Returns on average assets and average equity were 1.19% and 10.76%, respectively, compared with 2008 returns on average assets and average equity of 1.29% and 10.99%, respectively.

Hugh C. Lane, Jr., President of The Bank of South Carolina, stated, “We were pleased to see such earnings after an increase in the provision for loan losses and a special assessment from the FDIC of $114,000, in our second quarter.  We had good loan and deposit growth during the quarter.  Our balance sheet reflects two significant milestones - loans in excess of $200 million and total assets in excess of $250 million. Although this remains a difficult environment and is a period of stress for businesses and individuals, we are hearing better reports from our customers.”

The June 2009 publication of US Banker magazine listed the 200 most profitable community banks in the United States with less than $2 billion in assets.  This ranking was determined by the three year return on average equity as of December 31, 2008.  Bank of South Carolina Corporation ranked forty first in the country and number one in the state.

The Bank of South Carolina, a De Novo Charter, which opened in 1987 at 256 Meeting Street, has offices in Summerville, Mt. Pleasant, and the West Ashley community.  Our website is www.banksc.com.  Bank of South Carolina Corporation currently trades its common stock on the NASDAQ stock market under the symbol “BKSC”.  Select market makers for the stock for Bank of South Carolina Corporation are: Knight Equity Markets, LP, USB Securities, LLC, Citadel Derivatives Group, LLC and Automated Trading Desk.

Bank of South Carolina
Corporation (BKSC)
Report of Earnings

	June 30,	June 30,
	2009	2008

Shares Outstanding
BKSC Common Stock	4,002,272	3,973,554

Book Value Per Share	$6.74	$6.56

Total Assets	$257,805,465	$234,804,515

3 Months
Ending

Net Income	$687,461	$672,323

Basic Earnings Per Share	$.17	$.17

Diluted Earnings Per Share	$.17	$.17

Weighted Average Shares
Outstanding Basic	3,984,053	3,959,078

Weighted Average Shares
Outstanding Diluted	3,984,053	3,964,403

6 Months
Ending

Net Income	$1,462,363	$1,443,363

Basic Earnings Per Share	$.37	$.36

Diluted Earnings Per Share	$.37	$.36

Weighted Average Shares
Outstanding Basic	3,980,359	3,956,531

Weighted Average Shares
Outstanding Diluted	3,980,359	3,964,295